Exhibit 99.1

FOR IMMEDIATE RELEASE                                For Additional Information:
                                                     Jim P. Wise (713) 650-3700


                 STERLING CHEMICALS HOLDINGS AGREES TO PURCHASE
                  SASKATOON CHEMICALS FROM WEYERHAEUSER CANADA
         Houston,  Texas,  May 21, 1997 . . . . . Sterling  Chemicals  Holdings,
Inc. (OTC:STXX) today announced that it has reached an agreement to purchase the assets of Saskatoon Chemicals, Ltd. ("SaskChem"), a subsidiary of Weyerhaeuser Canada. The transaction is expected to be completed as soon as possible within the next sixty days. Terms of the sale were not disclosed. The acquisition will be financed with a combination of debt and new equity.
         SaskChem produces five products - sodium chlorate, caustic soda, calcium hypochlorite, chlorine and hydrochloric acid. SaskChem has an annual sodium chlorate production capacity of 55,000 tons. Sterling is the second largest producer of sodium chlorate in the world and the acquisition will increase Sterling's total annual production capacity of sodium chlorate by about 10% to over 500,000 tons.
         Annual production capacity of other SaskChem products are: caustic soda
- 40,700 tons; chlorine - 36,300 tons; calcium hypochlorite (65% basis) - 9,350 tons; and hydrochloric acid (35% basis) - 49,500 tons. Weyerhaeuser is expected to continue to be a major customer under a long-term supply agreement. Approximately 50% of the products manufactured by SaskChem will be sold to Weyerhaeuser's pulp mills in Prince Albert, Saskatchewan and Kamloops, British Columbia.
         Caustic soda, chlorine, hydrochloric acid and sodium chlorate have wide-spread application in the pulp and paper industry. The calcium hypochlorite is used primarily for swimming pool water treatment, is sold under a long-term marketing and distribution agreement, and is marketed across



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North America.  SaskChem is one of three  producers of calcium  hypochlorite  in
North America and the only one in Canada.
         SaskChem employs 165 people at a facility located on 277 acres near Saskatoon, Saskatchewan. Revenues for this business for calendar 1996 were approximately US $45 million.
         Frank P. Diassi, Chairman of the Board of Sterling said, "This acquisition is an important strategic move by Sterling to increase our more stable product lines. Styrene and acrylonitrile, our primary petrochemical products, are cyclical in performance, and growth of pulp chemicals helps reduce the effect of their cyclicality. Our pulp chemical business provides a significant and stable contribution to our earnings before interest, taxes, depreciation and amortization ("EBITDA"), and this acquisition will be acretive to our financial results."
         Robert W. Roten, President and Chief Executive Officer of Sterling, said "The synergy created by this acquisition is important to Sterling and Sterling Pulp Chemicals. We are expanding our geographic coverage in Canada, gaining a strong, dedicated work force and retaining a solid customer base for our products, while expanding our product lines. SaskChem is an excellent fit with our core pulp chemical business and should provide operating synergies and efficiencies. We also are pleased to expand our significant ongoing relationship with Weyerhaeuser."
         Based in Houston, Texas, Sterling Chemicals Holdings, Inc. is a holding company that, through its operating subsidiaries, manufactures petrochemicals, pulp chemicals, fibers, and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company has a petrochemical plant located in Texas City, Texas, pulp chemical plants in four Canadian locations and one U.S. location, and a fibers plant located near Pensacola, Florida.
         Certain statements in this news release regarding the acquisition of the SaskChem assets, future expectations of the performance of such assets, the Company's other businesses, and the



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Company's results of operations may be regarded as "forward looking  statements"
within the meaning of the Securities Litigation Reform Act. Such statements are subject to various risks, including the Company's high financial leverage, the cyclical nature of the markets for the Company's products and raw materials, as well as other risks discussed in detail in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended September 30, 1996.
Actual outcomes may vary materially.
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